Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------

                       WINDSWEPT ENVIRONMENTAL GROUP, INC.
             (Exact name of registrant as specified in its charter)
                                  ------------

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          Delaware                                 11-2844247
(State or other jurisdiction of incor-          (I.R.S. Employer
poration or organization)                       Identification No.)
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                             100 Sweeneydale Avenue
                            Bay Shore, New York 11706
                                 (516) 694-7060
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)
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                               1997 Incentive Plan
                              (Full Title of Plan)
                              --------------------

                                Michael O'Reilly
                 Chairman, President and Chief Executive Officer
                       Windswept Environmental Group, Inc.
                             100 Sweeneydale Avenue
                            Bay Shore, New York 11706
                                 (516) 694-7060
           (name and address, including zip code and telephone number, including area code of agent for service)
                                  ------------
                                   Copies to:

                             Joseph D. Alperin, Esq.
                        Fischbein Badillo Wagner Harding
                                909 Third Avenue
                            New York, New York 10022
                                 (212) 826-2000
                                   -----------

                         CALCULATION OF REGISTRATION FEE

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                                                       Proposed                 Proposed
                                                       Maximum                  Maximum
Title of Each                                          Offering                 Aggregate
Class of Securities ......    Amount to be             Price Per                Offering                Amount of
To be Registered              Registered               Share                    Price                   Registration Fee

--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001
par value..................   1,000,000                $ 0.29(1)                $ 290,000(1)              $ 87.88
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

     (1) This calculation is made solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and is based upon the average of the high asked and low bid prices of $0.29 for the Common Stock on December 22, 1997.

                                     PART II


Item 3.  Incorporation of Documents by Reference.

                  The following documents, which have been filed by Windswept Environmental Group, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission"), are hereby incorporated by reference in this Registration Statement:

                    1. Annual Report on Form 10-KSB for the fiscal year ended April 30, 1997.

                    2. Quarterly Report on Form 10-QSB for the quarter ended July 31, 1997.

                    3. Quarterly Report on Form 10-QSB for the quarter ended October 31, 1997.

                  All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing such documents.

                  The Registrant will provide without charge to any Plan participant, upon the oral or written request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to Alan Schoenbart, Chief Financial Officer, Windswept Environmental Group, Inc., 100 Sweeneydale Avenue, Bay Shore, New York 11706, telephone number: 516-694-7060.

Item 4.  Description of Securities.

         Each share of the Registrant's Common Stock, $.0001 par value per share ("Common Share"), currently outstanding is fully paid and nonassessable and is entitled to one vote per share on all matters submitted for action by stockholders. All Common Shares are equal to each other with respect to the election of directors and cumulative voting is not permitted; therefore, the holders of more than 50% of the outstanding Common Shares can, if they choose to do so, elect all directors. The terms of the directors are not staggered. Directors are elected annually to serve until the next annual meeting of stockholders or until their successors are elected and qualified. There are no preemptive rights to purchase any additional Common Shares or other securities of the Registrant. Holders of Common Shares are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation or dissolution, holders of Common Shares are entitled to receive pro rata the remaining assets after creditors and holders of any class of stock having liquidation rights senior to holders of Common Shares have been paid in full.

Item 5.  Interests of Named Experts and Counsel.

          Fischbein Badillo Wagner Harding is providing an opinion on the validity of the securities being registered hereby and may receive a number, yet undetermined, of shares of such securities as compensation for services rendered.

Item 6.  Indemnification of Directors and Officers.

         The Company's Amended and Restated Certificate of Incorporation eliminates, in certain circumstances, the liability of directors of Registrant for monetary damages for breach of their fiduciary duties as directors unless the breach involves: (i) a director's duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the Registrant; or (iv) a transaction from which a director derived an improper personal benefit. Additionally, the Registrant's By-laws provide that any person who is made party to an action by reason of the fact that he is or was a director, officer, advisor, employee or agent of the Registrant shall be indemnified by the Registrant to the fullest extent authorized by Delaware law, which indemnification shall not be deemed exclusive of any other rights to which any indemnified person may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

                            Exhibit
                              Nos.      Description of Exhibit

                            --------    ----------------------------------------
          *                   4.1       Windswept Environmental Group, Inc. 1997
                                           Incentive Plan


          *                   5         Opinion of Fischbein Badillo Wagner
                                             Harding


          *                   23.1      Consent of Price Waterhouse LLP


          *                   23.2      Consent of Capraro, Centofranchi,
                                             Kramer & Co., P.C.


          *                   23.3       Consent of Fischbein Badillo Wagner
                                             Harding (included in Exhibit 5)

------------------------------------------

*        Filed herewith.


Item 9.  Undertakings.

          1. The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the

Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bay Shore, State of New York, on the 23rd day of December, 1997.

                                        WINDSWEPT ENVIRONMENTAL GROUP, INC.



                                        By: /s/
                                           -------------------------------------
                                           Michael O'Reilly, Chief Executive
                                           Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the
capacities          and         on         the          date          indicated:


     Signature                Title                         Date
     -----------------------------------------------------------



/s/                           Chairman of the Board of      December 23, 1997
------------------------      Directors, Chief Executive
Michael O'Reilly              Officer, President and Director
                              (Principal Executive Officer)




/s/                          Chief Financial Officer        December 23, 1997
------------------------      (Principal Financial and
Alan Schoenhart               Accounting Officer)



/s/                          Director                       December 23, 1997
------------------------
Samuel Sadove


/s/                           Director                       December 23, 1997
------------------------
Anthony Towell


/s/                           Director                       December 23, 1997
------------------------
JoAnn O'Reilly

                                  EXHIBIT INDEX



     Exhibit No.         Description of Exhibit


        4.1              Windswept Environmental Group, Inc.
                              1997 Incentive Plan


        5                Opinion of Fischbein Badillo Wagner Harding


        23.1             Consent of Price Waterhouse LLP


        23.2             Consent of Capraro, Centofranchi, Kramer & Co., P.C.


        23.3             Consent of Fischbein Badillo Wagner Harding (included
                              in Exhibit 5)




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